Exhibit 99.1

ABM REPORTS FIRST QUARTER FISCAL 2022 RESULTS AND RAISES FULL YEAR GUIDANCE

•	Generates revenue of $1.9 billion, up 29.7% year-over-year, including organic growth of 9.1%
•	Posts net income of $76.0 million
•	Delivers GAAP EPS of $1.11, Adjusted EPS of $0.94
•	Initiates share repurchase program
•	Raises guidance for full year GAAP EPS and adjusted EPS

NEW YORK, NY - March 8, 2022 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the first quarter of fiscal 2022.

Scott Salmirs, ABM’s President and Chief Executive Officer commented, “ABM is off to a great start in 2022 as demonstrated by our solid first quarter results. I am particularly pleased with our organic revenue growth of 9.1%, which reflects improved demand across almost all of our Industry Groups driven by the emerging pandemic recovery and secular trends such as healthy buildings, sustainability and energy efficiency. We have strong service offerings that closely link to these trends and we are having success winning new business.”

“Revenue growth was driven by Able, as well as by strong demand for our core janitorial and engineering services and a continued recovery in the Aviation industry. Disinfection-related work orders and EnhancedClean™ were higher than anticipated, but still significantly lower than last year as expected. The combination of higher revenue and continued labor productivity led to first quarter performance above our expectations.”

Mr. Salmirs continued, “Given this first quarter performance and our favorable outlook for the remainder of the year, we are raising our full fiscal year guidance for EPS. This guidance assumes that office occupancy rates will gradually improve as we move through the year and that labor markets will remain challenging, but manageable.”

“Our team is excited about ABM’s prospects in 2022 and beyond. We remain focused on continuing to integrate Able onto our common platforms and executing on our ELEVATE strategic initiative at the highest level to strengthen ABM’s leadership position.”

First Quarter Financial and Business Results

For the first quarter of fiscal 2022, the Company reported revenue of $1.9 billion, up 29.7% over the prior year period, comprised of 9.1% organic growth and 20.6% from the Able acquisition. Organic revenue growth was led by a 42% year-over-year gain in Aviation, driven by a strong holiday travel season, and by a 26% gain in Technical Solutions due to continued growth in the Company's e-mobility business. Manufacturing & Distribution and Business & Industry both posted broad-based organic growth of 5%, with B&I’s total revenue growth of 49% also including a full quarter of Able revenue. Education organic revenue decreased 1%. As anticipated, the Company’s revenue mix reflected a decrease in disinfection-related work orders and EnhancedClean™ business versus the prior year period.

On a GAAP basis, the Company reported net income of $76.0 million, or $1.11 per diluted share compared to net income of $74.6 million, or $1.10 per diluted share last year. The first quarter of 2022 benefited from higher operational earnings across the industry groups, inclusive of the Able acquisition, a gain on the sale of selected healthcare customer contracts, and a favorable prior year insurance adjustment, which were largely offset by ELEVATE transformation costs, Able integration costs, as well as higher corporate costs.

Results for the quarter on both a GAAP and adjusted basis reflect increased operating earnings on revenue growth. These were offset by the impact of a decrease in the volume of higher margin virus protection services and work orders, an additional workday compared to the prior year period, and higher corporate expenses. The increase in corporate expenses primarily reflected talent acquisition activities, the addition of Able overhead, and filling open positions.

Adjusted net income for the first quarter of 2022 was $64.4 million, or $0.94 per diluted share, down 6% and 7%, respectively, from the $68.3 million, or $1.01 per diluted share for the first quarter of fiscal 2021. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Adjusted EBITDA for the quarter was $123.0 million compared to $123.7 million in the first quarter of fiscal 2021. Adjusted EBITDA margin for the quarter was 6.6% versus 8.6% last year, primarily reflecting the aforementioned change in service mix. Of note, the Company’s calculation of adjusted margin has changed as described in the guidance section of this document. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Update on the Able Integration and ELEVATE Initiative

The Able integration progressed well in the first quarter and integration activities will continue for the balance of the year. The initial focus has been on integrating team members, clients and operations into the combined service delivery platform. Future integration plans include establishing Able on the Company’s shared service and IT infrastructure. The Company remains confident in its ability to meet its synergy targets.

The ELEVATE initiative is also progressing well on multiple workstreams. For example, the Company recently went live with a cloud-based recruiting and applicant tracking system that enables candidates to apply for positions at ABM using their mobile devices. This tool also provides hiring managers with more visibility into the hiring process at any time during a candidate’s journey. The addition of this tool is especially timely given the tight labor market and should improve the yield of the Company’s recruiting efforts.

Liquidity, Capital Structure & Share Repurchases

The Company ended the quarter with total debt of $1,176.3 million, including $166.9 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility, of 2.1x. In total, the Company had available liquidity of approximately $796 million, inclusive of cash and cash equivalents of $46.6 million.

During the first quarter, the Company repurchased 0.3 million shares of its common stock, under its standing authorization, at an average share price of $44.23, for a total cost of $13.3 million.

Declaration of Quarterly Cash Dividend

The Company also announced that the Board of Directors has declared a cash dividend of $0.195 per common share payable on May 2, 2022 to shareholders of record on April 7, 2022. This will be the Company’s 224th consecutive quarterly cash dividend.

Guidance

Given first quarter results and a favorable outlook for the remainder of the year, the Company is raising full fiscal year guidance for earnings per diluted share on both a GAAP and adjusted basis. For full year 2022, the Company now expects GAAP EPS of $2.65 to $2.85, compared to $2.05 to $2.30 previously. The Company also expects adjusted EPS of $3.50 to $3.70, up from $3.30 to $3.55 previously, representing a 5% increase at the mid-point of the range.

Regarding guidance for 2022 adjusted EBITDA margin, the Company has revised its calculation for adjusted EBITDA margin for all periods presented to exclude parking management reimbursement revenue, which the Company believes provides a clearer understanding of its operating margins. Such revenue and its associated costs, which net out to zero, are both recorded on a gross basis, and generally have no associated margin. Prior to fiscal year 2022, parking management reimbursement revenue was included in the calculation of adjusted EBITDA margin. Given this change, the Company is updating its full year guidance for adjusted EBITDA margin and now expects to be in the range of 6.4% - 6.8%,compared to its prior guidance of 6.2% - 6.6%. This update is a reflection only of the change in calculation.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Tuesday, March 8, 2022, at 5:00 PM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (412) 317-6671 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through March 22, 2022, and can be accessed by dialing (844) 512-2921 and then entering ID #13727195.  A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility services. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services that improve the spaces and places that matter most. From curbside to rooftop, ABM offers a comprehensive array of facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to schools, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM is a Fortune 500 company with annual revenue exceeding $6 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: The COVID-19 pandemic has had and is expected to continue having a negative effect on the global economy, and the United States economy, and it has disrupted and is expected to continue disrupting our operations and our clients’ operations, which may adversely affect our business, results of operations, cash flows, and financial condition; our success depends on our ability to gain profitable business despite competitive market pressures; our business success depends on our ability to attract and retain qualified personnel and senior management and to manage labor costs; investments in and changes to our businesses, operating structure, financial reporting structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience difficulties integrating Able Services and may not realize the growth opportunities and cost synergies that are anticipated from the Able acquisition; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; changes in general economic conditions, such as changes in energy prices, government regulations, or consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the first quarter of fiscal years 2022 and 2021. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2022 and 2021. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions, except per share amounts)	2022	2021	Increase / (Decrease)
Revenues	$1,936.2	$1,492.4	29.7%
Operating expenses	1,659.6	1,249.4	32.8%
Selling, general and administrative expenses	153.1	122.6	24.9%
Amortization of intangible assets	17.5	10.8	62.5%
Operating profit	106.0	109.7	(3.4)%
Income from unconsolidated affiliates	0.5	0.6	(21.4)%
Interest expense	(6.2)	(8.5)	26.4%
Income before income taxes	100.3	101.9	(1.6)%
Income tax provision	(24.3)	(27.2)	10.8%
Net income	$76.0	$74.6	1.8%
Net income per common share
Basic	$1.12	$1.11	0.9%
Diluted	1.11	$1.10	0.9%
Weighted-average common and common equivalent shares outstanding
Basic	67.9	67.2
Diluted	68.3	67.6
Dividends declared per common share	$0.195	$0.190

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2022	2021
Net cash (used in) provided by operating activities(a)	$(93.6)	$45.3
Additions to property, plant and equipment	(9.6)	(6.6)
Other	(2.8)	1.4
Net cash used in investing activities	$(12.4)	$(5.2)
Taxes withheld from issuance of share-based compensation awards, net	(10.0)	(6.5)
Repurchases of common stock	(13.3)	—
Dividends paid	(13.1)	(12.7)
Borrowings from credit facility	475.5	2.6
Repayment of borrowings from credit facility	(356.6)	(32.6)
Changes in book cash overdrafts	5.9	(12.0)
Financing of energy savings performance contracts	2.6	4.0
Repayment of finance lease obligations	(0.6)	(0.7)
Net cash provided by (used in) financing activities	$90.3	$(57.8)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	1.9

(a) Net cash (used in) provided by operating activities for the quarter ended January 31, 2022 was unfavorably impacted by the $66 million payment for deferred payroll taxes under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and the quarter ended January 31, 2021 was positively impacted by a deferral of approximately $31 million of payroll taxes under the CARES Act.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	January 31, 2022	October 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$46.6	$62.8
Trade accounts receivable, net of allowances	1,210.0	1,137.1
Costs incurred in excess of amounts billed	69.1	52.5
Prepaid expenses	88.0	88.7
Other current assets	63.8	60.0
Total current assets	1,477.5	1,401.2
Other investments	15.3	11.8
Property, plant and equipment, net of accumulated depreciation	110.9	111.9
Right-of-use assets	124.2	126.5
Other intangible assets, net of accumulated amortization	407.3	424.8
Goodwill	2,237.1	2,228.9
Other noncurrent assets	132.7	131.2
Total assets	$4,504.9	$4,436.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$31.4	$31.4
Trade accounts payable	261.5	289.4
Accrued compensation	196.6	238.0
Accrued taxes—other than income	129.1	124.9
Insurance claims	169.1	171.4
Income taxes payable	21.8	11.4
Current portion of lease liabilities	31.1	31.8
Other accrued liabilities	427.3	387.4
Total current liabilities	1,267.8	1,285.8
Long-term debt, net	971.9	852.8
Long-term lease liabilities	114.4	116.6
Deferred income tax liability, net	32.0	22.5
Noncurrent insurance claims	398.2	413.3
Other noncurrent liabilities	56.6	123.5
Noncurrent income taxes payable	8.7	12.5
Total liabilities	2,849.7	2,827.0
Total stockholders’ equity	1,655.2	1,609.2
Total liabilities and stockholders’ equity	$4,504.9	$4,436.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2022	2021	Increase/ (Decrease)
Revenues
Business & Industry	$1,029.5	$690.1	49.2%
Manufacturing & Distribution	359.1	340.8	5.4%
Education	205.7	208.0	(1.1)%
Aviation	200.3	140.9	42.1%
Technical Solutions	141.8	112.6	25.9%
Total Revenues	$1,936.2	$1,492.4	29.7%
Operating profit
Business & Industry	$83.3	$72.7	14.6%
Manufacturing & Distribution	40.6	39.7	2.3%
Education	12.6	21.7	(41.7)%
Aviation	8.9	3.1	NM*
Technical Solutions(a)	16.9	6.0	NM*
Government Services	(0.1)	(0.1)	45.2%
Corporate	(55.8)	(32.6)	(71.1)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.5)	(0.6)	21.4%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	—	(0.2)	NM*
Total operating profit	106.0	109.7	(3.4)%
Income from unconsolidated affiliates	0.5	0.6	(21.4)%
Interest expense	(6.2)	(8.5)	26.4%
Income before income taxes	100.3	101.9	(1.6)%
Income tax provision	(24.3)	(27.2)	10.8%
Net income	$76.0	$74.6	1.8%

*Not meaningful (due to variance greater than or equal to +/-100%)

(a) 2022 includes a $7.7 million gain on the sale of certain healthcare customer contracts.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended January 31,
	2022	2021
Reconciliation of Net Income to Adjusted Net Income
Net income	$76.0	$74.6
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(25.2)	(11.4)
Legal costs and other settlements	2.0	2.5
Acquisition and integration related costs(c)	8.3	0.1
Transformation initiative costs(d)	11.5	—
Sale of healthcare customer contracts(e)	$(7.7)	—
Total items impacting comparability	(11.2)	(8.9)
Income tax (benefit) provision (f)(g)	(0.4)	2.5
Items impacting comparability, net of taxes	(11.6)	(6.4)
Adjusted net income	$64.4	$68.3

	Three Months Ended January 31,
	2022	2021
Reconciliation of Net Income to Adjusted EBITDA
Net income	$76.0	$74.6
Items impacting comparability	(11.2)	(8.9)
Income tax provision	24.3	27.2
Interest expense	6.2	8.5
Depreciation and amortization	27.7	22.3
Adjusted EBITDA	$123.0	$123.7
Revenues Excluding Management Reimbursement
Revenues	$1,936.2	$1,492.4
Management reimbursement	(64.9)	(57.0)
Revenues excluding management reimbursement	$1,871.4	$1,435.4

Adjusted EBITDA margin as a % of revenues excluding management reimbursement(h)	6.6%	8.6%

	Three Months Ended January 31,
	2022	2021
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$1.11	$1.10
Items impacting comparability, net of taxes	(0.17)	(0.09)
Adjusted net income per diluted share	$0.94	$1.01
Diluted shares	68.3	67.6

	Three Months Ended January 31,
	2022	2021
Reconciliation of Net Cash (Used in) Provided by Operating Activities to Free Cash Flow
Net cash (used in) provided by operating activities	$(93.6)	$45.3
Additions to property, plant and equipment	(9.6)	(6.6)
Free Cash Flow	$(103.2)	$38.7

(a)The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended January 31, 2022, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years decreased by $25.2 million. For the three months ended January 31, 2021, the liability decreased by $11.4 million.

(c) Represents acquisition and integration related costs associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents a $7.7 million gain on the sale of certain healthcare customer contracts.

(f) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for US and 19% for UK for FY 2022 and FY 2021. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(g) The three month ended January 31, 2022, includes a tax benefit of $3.6M related to the expiring statute of limitations.

(h) The Company has revised its calculation for adjusted EBITDA margin for all periods presented to exclude parking management reimbursement revenue, which the Company believes provides a clearer understanding of its operating margins. Such revenue and its associated costs, which net out to zero, are both recorded on a gross basis, and generally have no associated margin.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2022 GUIDANCE(a)

	Year Ending October 31, 2022
	Low Estimate	High Estimate
Reconciliation of Estimated Net Income per Diluted Share to Estimated Adjusted Net Income per Diluted Share
Net income per diluted share (a)	$2.65	$2.85
Transformation initiative costs (b)	0.76	0.76
Acquisition and integration related costs (c)	0.25	0.25
Other adjustments (d)	(0.16)	(0.16)
Adjusted net income per diluted share (a)	$3.50	$3.70

(a) With the exception of the 2022 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(c) Represents acquisition and integration related costs associated with Able acquisition.

(d) Represents other contingencies that could include legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims, gain on sale of certain assets and other unique items impacting comparability.